Exhibit 10.1

July 10, 2019

René Bonvanie

c/o Palo Alto Networks, Inc.

Re:    Updated Terms of Employment

Dear Rene:

This letter agreement (the “Agreement”) is entered into between Palo Alto Networks, Inc. (“Palo Alto Networks,” the “Company” or “we”) and you. This Agreement is effective upon your resignation as the Company’s Chief Marketing Officer as of August 1, 2019 (“Effective Date”). The Company accepts your resignation as Chief Marketing Officer and expresses appreciation and gratitude for your service. The purpose of this Agreement is to confirm the updated terms and conditions of your continued employment following your resignation as Chief Marketing Officer.

1.    Position. Beginning on the Effective Date, you will continue to be an employee of the Company and report to the Chief Executive Officer and shall perform such duties and responsibilities as are requested by the Chief Executive Officer. Your new title will be Executive Vice President, Strategic Accounts. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities, as long as such activities and service do not interfere with the performance of your duties hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Compensation.

(a)    Base Salary. Your salary will be reduced to an annualized rate of $200,000 per year as of August 1, 2019, payable in accordance with the Company’s standard payroll schedule. Your salary, as well as any other cash amounts payable under this Agreement, will be subject to applicable tax withholdings. Your salary may be adjusted from time to time by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) or the Chief Executive Officer in their sole discretion.

(b)    Annual Incentive Compensation Payment. You will continue to have the opportunity to earn a target annual incentive compensation payment of 75% of your current annual base salary for the 2019 fiscal year based on the achievement of certain objectives, as established by the Board and/or the Compensation Committee, subject to your continued employment through and until the date of payment. The incentive compensation will be paid no later than March 15 of the year following the year in which such incentive compensation was earned.

As of August 1, 2019, you will have the opportunity to earn a target annual incentive compensation payment of 50% of your then-current annual base salary based on the achievement of certain objectives, as established by the Board, the Compensation Committee or the Chief Executive Officer, subject to your continued employment through and until the date of payment. The incentive compensation will be paid no later than March 15 of the year following the year in which such incentive compensation was earned.

(c)    Equity Awards. You agree that as of the Effective Date, you forfeit and terminate all rights to your performance stock option covering 419,183 shares granted on October 20, 2018 (the “PSO). Other than the PSO, as of the Effective Date, you will continue to vest in your then-outstanding equity awards in accordance with the terms and conditions set forth in the corresponding equity award agreements.

3.    At Will Employment. While we look forward to a continued productive relationship, your employment with the Company, however, is for an unspecified period of time and this Agreement creates an at-will employment relationship that may be terminated (subject to the terms of this Agreement) by you or the Company at any time for any reason and with or without cause or prior notice. Upon termination of your employment for any reason, you shall be entitled to receive any compensation earned and reimbursements due through the effective date of termination.

4.    Benefits. You will also continue to be eligible to participate in benefit plans established by the Company for its employees from time to time. Upon your termination of employment with the Company for any reason, you will be paid your salary through your date of termination.

5.    Confidentiality; Compliance with Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, as a condition of your employment you were required to sign the Company’s “Employee Invention Assignment and Confidentiality Agreement” on or prior to your start date. You represent that your signing of this Agreement and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your continued employment with the Company, will not violate any agreement currently in place between yourself and current or past employers. You agree to continue to be bound by the policies and procedures of the Company now or hereafter in effect relating to the conduct of employees.

6.    Governing Law: Arbitration. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California (without regard to its laws relating to choice-of-law or conflict-of-laws). You and the Company shall submit to mandatory and exclusive binding confidential arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof or otherwise arising out of, or relating to, your employment with the Company or the termination thereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining injunctive relief from a court having jurisdiction over the parties related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. Such arbitration shall be conducted through JAMS in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the JAMS’ then-current rules for the resolution of employment disputes. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

7.    Miscellaneous.

(a)    Successors. This Agreement shall inure to the benefit of and be binding upon the Company and any of its successors, and (b) you and your heirs, executors and representatives in the event of your death. Any successor to the Company shall be deemed substituted for the Company under the terms of this agreement for all purposes. In the event of a change in control, the Company agrees to obtain assumption of this Agreement by its successor.

(b)    Modification. This Agreement, including, but not limited to the at will provision above, may not be amended or modified other than by a written agreement designated as an amendment and executed by you and an officer of the Company, although the Company reserves the right to unilaterally modify your compensation, benefits, job title and duties.

(c)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(d)    Complete Agreement. This Agreement (together with the Employee Invention Assignment and Confidentiality Agreement, the D&O Indemnification Agreement,

the Company’s 2005 Equity Incentive Plan, the Company’s 2012 Equity Incentive Plan and any equity award agreements issued thereunder) represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces all prior discussions, negotiations and agreements, including, but not limited to, the employment letter between you and the Company dated December 19, 2011.

(e)    Counterparts. This Agreement may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

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We are extremely excited about your continued employment with Palo Alto Networks.

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

For and on behalf of Palo Alto Networks.

/s/ Liane Hornsey
Liane Hornsey, Chief People Officer Palo Alto Networks, Inc.

Agreed to and accepted:

/s/ René Bonvanie
René Bonvanie

Dated: July 10, 2019